UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. ___)

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New Covenant Funds
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January 6, 2012

Dear Valued Shareholder,

I am excited to share with you recommendations from the New Covenant Funds Board of Trustees. At our November meeting, the board voted to engage SEI Investments Management Corporation (SIMC) as the investment adviser to New Covenant Funds, subject to shareholder approval. SIMC has excellent resources and capabilities that are expected to enhance the services provided by New Covenant Funds. As is typical with a change in investment advisers, the board is also proposing the election of new trustees. These changes require shareholder approval. Please review the enclosed proxy material and vote on these changes.

Taking into consideration the best interests of the shareholders, this change is intended to maintain the goal of providing quality investment services to you, our shareholders. The Funds will maintain their commitment to invest in accordance with the social witness principles of the Presbyterian Church (U.S.A.).

To address additional questions you may have, please refer to the enclosed frequently asked questions. As always, please call Tim Clark at 502‐569‐5914 if you have additional questions. We hope you share our enthusiasm for this change and appreciate your confidence in the Funds.

Sincerely,

Tim Clark
President

Enclosure

An investor should consider the funds’ investment objectives, risks and charges and expenses carefully before investing or sending money. This and other important information about the investment company can be found in the fund’s prospectus. To obtain a prospectus, please call 877-835-4531 or visit www.NewCovenantFunds.com. Please read the prospectus carefully before investing.

New Covenant Funds are offered through Quasar Distributors, LLC.

Frequently Asked Questions
For New Covenant Fund Shareholders

What are the proposed changes in New Covenant Funds (NCF)?

The Board of Trustees of New Covenant Funds has selected SEI Investments Management Corporation (SIMC) to serve as the investment adviser to the Funds, subject to the approval of Fund shareholders. SIMC is the manager for over 78 mutual funds. As is typical with a change in investment advisers, new trustees are proposed for NCF. There will be continued Presbyterian representation on the NCF board. The new trustees will be voted on by shareholders at the same time a vote is conducted for the new investment adviser.

What happens to my investment account in NCF?

Your account remains in NCF invested in the manner you selected. The fund investment options remain the same as do the ticker symbols and CUSIP identification numbers. We hope that the changes being implemented will better enable the Funds to work towards the goal of attaining the best possible performance while continuing to invest in accordance with the social witness principles of the church.

Why the change for New Covenant Funds?

There were many reasons that were considered for changing the investment adviser for New Covenant Funds. First and foremost, what was in the best interest of you, a NCF shareholder. SIMC provides excellent capabilities that can be leveraged to better serve shareholders. With this change, opportunities to lower costs and improve performance are expected to exist with SIMC.

Will NCF continue to follow the Presbyterian Church (U.S.A.) social witness guidelines?

Yes, NCF will continue to follow the social witness guidelines as set by the General Assembly and provides a valuable witness to the world.

When will the change in the investment adviser take effect?

If the proxy vote approves the change in the investment adviser, the change would be effective on or about February 21, 2012. More information will be included with the proxy.

Will the Presbyterian Foundation remain involved with NCF?

The Presbyterian Foundation believes that NCF provides a valuable witness to the world through its socially responsible investing and will remain an investor in NCF. The Foundation’s subsidiary, New Covenant Trust Company (NCTC), will continue to provide shareholder services to NCF and will consult with SIMC on the social witness principles of the Church. The Foundation and NCTC remain committed to their relationships with NCF shareholders.

What do I need to do as a shareholder of NCF?

At present, there is nothing you need to do as a shareholder of New Covenant Funds. On November 19, 2011, the NCF board of trustees approved the proposed changes. Your account remains intact; your investment selections remain the same.

You will receive a proxy from NCF so that you have the opportunity to vote regarding these proposed changes.

If I have other questions, whom should I contact?

We will be pleased to answer any questions you may have. Please contact:

Tim Clark                      800-858-6127, ext. 5914

Anita Clemons            800-858-6127, ext. 5912

An investor should consider the funds’ investment objectives, risks and charges and expenses carefully before investing or sending money. This and other important information about the investment company can be found in the fund’s prospectus. To obtain a prospectus, please call 877-835-4531 or visit www.NewCovenantFunds.com. Please read the prospectus carefully before investing.

New Covenant Funds are offered through Quasar Distributors, LLC.